Exhibit 99.1

News Release

1401 Harbor Bay Parkway Alameda, CA 94502 PHONE 510 749 4200 FAX 510 749 6200 www.celera.com

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA ELECTS WAYNE I. ROE TO BOARD OF DIRECTORS

ALAMEDA, CA — December 8, 2008 — Celera Corporation (NASDAQ:CRA) today announced the election of Wayne I. Roe as a Director of the company. Mr. Roe has been a general partner of DFJ In-Cube Ventures, an early stage medical technology fund, since 2007. He currently sits on the boards of directors of ISTA Pharmaceuticals, Inc., and a number of privately-held companies. Mr. Roe also serves on the executive committee of the Maryland Angels Fund.

Mr. Roe previously served as Chairman of Covance Health Economics and Outcomes Services, strategic and pharmacoeconomic consultants to the life sciences industry. He began his career in the mid-1970s as Vice President for Research and Economic Policy for the Health Industry Manufacturers Association (now AdvaMed), a medical device industry trade association. Mr. Roe left HIMA in 1985 to begin a 15-year consulting career focusing on providing pharmacoeconomics, reimbursement, and commercialization advice to medical companies. During this time, Mr. Roe was the founder and Chairman of Health Technology Associates, a reimbursement and pharmacoeconomic strategic consulting firm to pharmaceutical, biotechnology, and medical device companies.

Mr. Roe received his bachelor’s degree in Economics from Union College, Schenectady, NY, his M.A. in Political Economy from State University of New York, NY, and his M.A. in Economics from the University of Maryland, MD.

“Wayne has more than 30 years’ experience developing and implementing medical economics and reimbursement strategies and has a strong record of helping device and diagnostic companies develop commercially successful products,” said William G. Green, Esq., Chairman of the Board of Celera. “His expertise should allow him to provide important contributions to Celera as it prepares for the commercialization of novel diagnostic tests and services.”

About Celera

Celera is a healthcare business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through its strategic alliance with Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “plan,” and “should,” among others. These forward-looking statements are based on Celera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These factors include but are not limited to: (1) Celera is using novel and unproven methods to discover markers for the development of new diagnostic products, which may not be successful; (2) the diagnostic industry is very competitive, and new diagnostic products may not be accepted and adopted by the market; (3) demand for diagnostic products may be adversely affected if users of these products cannot receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (4) intense competition in the industries in which Celera operate; (5) potential product liability or other claims against Celera as a result of the testing or use of its products; (6) uncertainty of the availability to Celera of intellectual property protection, limitations on its ability to protect trade secrets, the risk to it of infringement claims, and the possibility that it may need to license intellectual property from third parties to avoid or settle such claims; and (7) other factors that might be described from time to time in Celera’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Celera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

###

Copyright© 2008. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

2